Exhibit 3.11

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
OF
ATT SOUTHERN, INC.

1.	The name of the corporation is ATT Southern, Inc.

2.

The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19805. The name of the registered agent at such address is Corporation Service Company.

3.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.	The total number of shares of stock which the corporation shall have authority to issue is: Ten Thousand (10,000) shares of common stock each having a par value of$0.01 per share.

5.	The name and mailing address of the sole incorporator is as follows:

Melissa Zeiders, Paralegal
Stevens & Lee
17 North 2nd Street, 16th Floor
Harrisburg, PA 17101

6.	The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

NAME	MAILING ADDRESS

Seth L. Kaplan	712 Fifth Avenue, New York, NY 10019

7.	The corporation is to have perpetual existence.

8.	In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

9.

Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

10.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Exhibit 3.11

11.

Pursuant to, and to the full extent permitted by Section 102(b) and any other relevant provision of the General Corporation Law of the State of Delaware, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the director derived any improper personal benefit.

12.

Pursuant to, and to the full extent permitted by, Section 145 and any other relevant provision of the General Corporation Law of the State of Delaware, the corporation shall have the power to, and is hereby authorized to, indemnify any person, or the heirs, executors or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The corporation shall have the power to, and is hereby authorized to, indemnify any of said persons in each and every situation where the corporation is obligated to make such indemnification pursuant to said statutory provisions. The corporation shall also have the power to, and is hereby authorized to, indemnify any of said persons in each and every situation where, under the aforesaid statutory provisions, the corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, prior to making such indemnification, the corporation shall make, or cause to be made, such determinations or decisions, following such procedures or methods, as are required by said statutes.

          I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 21st day of September, 2011.

/s/ Melissa M. Zeiders

Melissa M. Zeiders, Incorporator